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                                                                    EXHIBIT 5.3

                       [KPMG PEAT MARWICK LLP LETTERHEAD]






                        INDEPENDENT ACCOUNTANTS' CONSENT


We consent to incorporation by reference in the registration statement filed on Form S-8 (File No. 333-2828) of Protection One, Inc.'s Protection One Employees Savings Plan of our reports dated March 29, 1996 and February 10, 1995, except as to note 12 which is as of April 4, 1995, relating to the consolidated balance sheets of Metrol Security Services, Inc. as of December 31, 1995 and 1994 and December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1995, 1994 and 1993, which reports appear in Protection One, Inc.'s Form 8-K/A dated June 28, 1996.


                                             KPMG Peat Marwick LLP


Phoenix, Arizona
August 1, 1996